EXHIBIT 5.2


                        [LETTERHEAD OF PIPER & MARBURY]



                                April 26, 1995



SunAmerica Inc.
1 SunAmerica Center
Century City
Los Angeles, California  90067-6022


         Re:   Registration Statement on Form S-4
               Registration Nos. 33-56961-01 and 33-56961-02


Ladies and Gentlemen:

         We have acted as Maryland counsel to SunAmerica Inc. (the "Corporation") in connection with its Registration Statement on Form S-4 (Registration Nos. 33-56961-01 and 33-56961-02) filed with the Securities and Exchange Commission (the "Commission") relating to the proposed offer by SunAmerica Capital Trust I (the "Trust") to exchange its Trust Originated Preferred Securities (the "Securities") for up to 5,500,000 shares of the Corporation's 9 1/4% Preferred Stock, Series B, the issuance by the Corporation to the Trust of the Corporation's Junior Subordinated Debentures, Series A, due 2044 (the "Debentures"), and the delivery by the Corporation of its guarantee for the benefit of the holders of the Trust's Securities. In that capacity, we have reviewed the Charter and By-Laws of the Corporation, the proposed form of Indenture and First Supplemental Indenture of the Corporation (collectively, the "Indenture"), the proposed form of Guarantee Agreement to be executed and delivered by the Corporation (the "Guarantee Agreement"), the proceedings of the Board of Directors and the Executive Committee of the Board of Directors of the Corporation relating to the issuance by the Corporation of the Debentures and the execution and delivery of the Indenture and the Guarantee Agreement, and such other documents, instruments and matters of law as we have deemed necessary to the rendering of the opinion expressed below.

         Based on the foregoing, we are of the opinion and advise you that the execution and delivery by the Corporation of the Indenture and the Guarantee Agreement, and the issuance of the Debentures by the Corporation under the Indenture, have been duly and validly authorized by the Corporation.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement and the related Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.


                                       Very truly yours,

                                       /s/ PIPER & MARBURY